Exhibit 16.2

Coinmach Laundry Corporation and Subsidiaries

VALUATION AND QUALIFYING ACCOUNTS

		Additions
			Charged to
	Balance at	Charged to	other		Balance at
	Beginning	Costs and	Accounts -	Deductions	End of
Description	of Period	Expenses	Describe	— Describe	Period
Year ended March 31, 2004
Reserves and allowances deducted from assets accounts:
Allowance for uncollected accounts	$1,553,000	$1,830,559	$–	$(491,559)	$2,892,000
Year ended March 31, 2003
Reserves and allowances deducted from assets accounts:
Allowance for uncollected accounts	1,342,000	1,188,358	–	(977,358)	1,553,000
Year ended March 31, 2002
Reserves and allowances deducted from assets accounts:
Allowance for uncollected accounts	998,000	754,555	–	(410,555)	1,342,000